Exhibit 10.21

LEAR CORPORATION
2019 LONG-TERM STOCK INCENTIVE PLAN

2021 PERFORMANCE SHARE TERMS AND CONDITIONS

1.DEFINITIONS. Any term capitalized herein, but not defined, shall have the meaning set forth in the Lear Corporation 2019 Long-Term Stock Incentive Plan (the "Plan").

2.GRANT. In accordance with the terms of the Plan, the Company hereby grants to the Participant identified above a Performance Share Award (in the amount set forth in Section 5 hereof) subject to the terms and conditions set forth herein (the "Terms").

3.PERFORMANCE PERIOD. The Performance Period for this Award shall be the three-year period commencing on January 1, 2021 and ending on December 31, 2023.

4.PERFORMANCE MEASURES. The Award shall be earned based on two performance measures for the Performance Period: Adjusted Annual Pretax Income for each of fiscal years 2021, 2022, and 2023, and Relative TSR (Adjusted Annual Pretax Income and Relative TSR, collectively, the “Performance Measures”). Two-thirds (2/3) of the Award shall be primarily based on Adjusted Annual Pretax Income (as set forth in Section 5 below) and the remaining one-third (1/3) shall be primarily based on Relative TSR. Adjusted Annual Pretax Income is the Company’s net income for a given year during the Performance Period before a provision for income taxes, adjusted for unusual or non-recurring items, including restructuring costs, asset impairment charges, certain litigation costs, insurance recoveries, costs related to proxy contests, acquisitions, divestitures, financing activities, transactions with affiliates and the adoption of new accounting pronouncements.
For purposes of these Terms, “Relative TSR” is determined as follows:

a.“Absolute TSR” means the Company’s TSR during the Performance Period.

b.“Beginning Stock Price” means the average closing price of a Share or a share of the common stock of the Company or a member of the Peer Group, as applicable, for the period of twenty (20) trading days ending the last trading day to occur before the first day of the Performance Period.

c.“Ending Stock Price” means the average closing price of a Share or a share of the common stock of the Company or a member of the Peer Group for the last twenty (20) trading days during the Performance Period, with all dividends deemed reinvested as of the applicable ex-dividend date.

d.“Peer Group” means the companies listed on Exhibit A attached hereto. In the event that, during the Performance Period, a company in the Peer Group (i) (x) is acquired by another company or entity or (y) is otherwise no longer publicly traded, such company will be removed from the Peer Group for the Performance Period, or (ii) commences bankruptcy proceedings, such company will remain in the Peer Group and such company’s Ending Stock Price shall be deemed to be $0.

e.“Relative TSR” means the Company’s Absolute TSR, relative to the TSR of the members of the Peer Group during the Performance Period, expressed as a percentile ranking.

f.“TSR” means (Ending Stock Price minus Beginning Stock Price) divided by Beginning Stock Price.

5.PERFORMANCE GOALS.

Performance At	Adjusted Annual Pretax Income (millions)
	2021	2022	2023
Maximum (200%)
Within Target Range (100%)
Threshold (50%)

** The Adjusted Annual Pretax Income goals in respect of each of fiscal years 2022 and 2023 will be determined on or prior to March 1st of the applicable year and communicated to the Participant at such time.

Performance At	Relative TSR
Maximum (200%)
Target (100%)
Threshold (50%)

a.The Participant has been credited with a target number of Performance Shares specified on the letter that accompanies these Terms (the “Target Performance Shares”). The number of Performance Shares actually earned, if any, will be based on the Company’s performance and may range from 50% of the target award level for achievement of the performance goals (set forth in Section 5 above) at “threshold” to 200% of the target award level for achievement of the performance goals at “maximum”. Two-thirds (2/3) of the Performance Shares may be earned during the Performance Period based on the Average Annual Pretax Income Payout Factor, determined by reference to the Company’s Adjusted Annual Pretax Income performance for each of fiscal years 2021, 2022, and 2023, and one-third (1/3) of the Performance Shares may be earned based on the Company’s Relative TSR performance.

b.The Adjusted Annual Pretax Income results for fiscal years 2021, 2022 and 2023 will be assessed separately following the end of each year, and the results as a percentage of the target for each year (each an “Annual Pretax Income Payout Factor”) will be averaged together after the end of the Performance Period to determine the performance as a percentage of target (the “Average Annual Pretax Income Payout Factor”) for the purpose of calculating the payout of Performance Shares for the Performance Period. If the Adjusted Annual Pretax Income for a given year is between "threshold" and the bottom of the “target range” or between the top of the “target range” and “maximum,” the Annual Pretax Income Payout Factor for that year shall be determined using linear interpolation. If the Adjusted Annual Pretax Income for a year is within the “target range” for that year, the Annual Pretax Income Payout Factor for that year will be 100%. If the Adjusted Annual Pretax Income for a given year is below the “threshold” for that year, the Annual Pretax Income Payout Factor for that year will be 0%. If the Adjusted Annual Pretax Income for a given year is above the “maximum” for that year, the Annual Pretax Income Payout Factor for that year will be 200%.

c.In the event that the Company's actual performance with respect to Relative TSR does not meet the threshold level of performance, the Performance Shares with respect to Relative TSR shall not be earned.

d. If the Company's actual performance with respect to Relative TSR is between "threshold" and “target” or between “target” and “maximum,” the Performance Shares earned with respect to Relative TSR shall be determined using linear interpolation.

e. If the Company's actual performance with respect to Relative TSR exceeds the "maximum," the Performance Shares earned shall equal the maximum Performance Shares with respect to Relative TSR.

f. Notwithstanding anything to the contrary herein, if the Company’s Absolute TSR over the Performance Period is negative, the payout of the Performance Shares that are eligible to vest based on Relative TSR shall not exceed the Target Performance Shares attributable to Relative TSR.

6.TIMING AND FORM OF PAYOUT.

a.Except as hereinafter provided, after the end of the Performance Period, the Participant shall be entitled to receive a number of Shares equal to his or her total number of Performance Shares determined under Section 5. Delivery of such Shares shall be made in the calendar year next following the end of the Performance Period, as soon as administratively feasible after the Performance Measure results are approved and certified by the Compensation Committee, but in no event later than December 31 of that year. Notwithstanding anything contained herein, or pursuant to the terms and conditions of any Award made to the Participant prior to the Grant Date, to the contrary, the right of the Participant to receive the Shares described in this Section 6(a) and any other amounts payable to the Participant pursuant to any Award granted to him or her under the Plan, including, without limitation, any amounts credited to an Account pursuant to Section 6(b), that have not yet been distributed or paid will be forfeited if (i) the Participant has been discharged from employment with the Company or an Affiliate for Cause; or (ii) the Participant violates any of the restrictive covenants contained in Section 9 hereof, as applicable, or any similar covenants in any other Award Agreement to which the Participant is subject or in any written employment or severance agreement between the Participant and the Company or an Affiliate thereof.

b.If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Target Performance Shares credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account ("Account") established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding levels of payment and forfeiture as the Participant's Performance Shares awarded under the accompanying letter and these Terms, and will be paid in cash in a single sum at the time that any Shares associated with the Participant's Performance Shares are delivered (or forfeited at the time that the Participant's Performance Shares are forfeited). For purposes of clarity, if the performance goal is achieved at the maximum level of performance, the dividend Account will be paid at twice the amount of the Account at the target level of performance, and if the performance goal is only achieved at the threshold level of performance, the dividend Account will be paid at half the amount of the Account at the target level. The dividend Account for levels of performance in between the foregoing levels of performance will be paid at interpolated amounts in the proportions identified in Section 5 hereof. If no Performance Shares are earned, no amount in the Account will be paid.

7.TERMINATION OF EMPLOYMENT DUE TO END OF SERVICE, DEATH, DISABILITY, BY THE COMPANY WITHOUT CAUSE, OR BY THE PARTICIPANT FOR GOOD REASON. Subject to the forfeiture provisions of Section 6(a), if the Participant ceases to be an employee prior to the end of the Performance Period by reason of End of Service, death, Disability, or termination by the Company for any reason other than Cause, the Participant (or in the case of the Participant's death, the Participant's beneficiary) shall be entitled to receive a number of Shares the Participant would have been entitled to under Section 5 if he or she had remained employed until the last day of the Performance Period multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2021 through the date the Participant's employment terminated and the denominator of which shall be 36, the total number of months in the Performance Period; provided, however, that in the case a termination of the Participant’s employment by the Company for any reason other than Cause, any such Shares will only be deliverable if the Participant executes and delivers to the Company a general release agreement (a “Release”) in form and substance reasonably acceptable to the Company in connection with the Participant’s termination of employment (and any revocation period expires) no later than forty-five (45) calendar days after the Participant’s termination of employment, and such Shares shall not become deliverable until the later of (i) forty-five (45) calendar days after the termination of employment, regardless of when the Release is returned to the Company, or (ii) the date on which all other participants receive Shares in accordance with the terms of the Award. Delivery of such Shares shall be made in the calendar year next following the end of the Performance Period, as soon as administratively feasible after Performance Measure results are approved and certified by the Compensation Committee and the number of Performance Shares earned is determined, but in no event later than December 31 of that year. If the Participant is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate and his or her employment is terminated by the Company or its Affiliate for any reason other than Cause or by the Participant for Good Reason (as defined therein), the foregoing provisions relating to such termination scenarios shall not apply if they conflict with the provisions of such employment or severance agreement and the terms of the employment or severance agreement applicable thereto shall govern instead. If the Participant is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate, for purposes of this Section 7, the term "Disability" shall mean "Incapacity" as defined in the Participant's employment or severance agreement, as applicable. “End of Service” shall mean the date of the Participant’s retirement after attaining a combination of years of age and service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service).

Any distribution made with respect to a Participant who has died shall be paid to the beneficiary designated by the Participant pursuant to Article 11 of the Plan to receive amounts payable under this Award. If the Participant's beneficiary predeceases the Participant or no beneficiary has been properly designated, distribution of any amounts payable to the Participant under this Award shall be made to the Participant's surviving spouse and if none, to the Participant's estate.

8.TERMINATION OF EMPLOYMENT FOR ANY OTHER REASON. Except as provided in Section 7, the Participant must be an employee of the Company and/or an Affiliate continuously from the date of this Award until the last day of the Performance Period to be entitled to receive any amounts with respect to any Performance Shares he or she may have earned hereunder. Notwithstanding anything herein to the contrary, if prior to the end of the Performance Period, or after the end of the Performance Period but prior to a payout of the Performance Shares pursuant to Section 6, (a) the Participant’s employment is terminated by the Company for Cause or (b) the Participant violates any of the restrictive covenants contained in Section 9 hereof, as applicable, or any similar covenants in any other Award Agreement to which the Participant is subject or in any written employment or severance agreement between the Participant and the Company or an Affiliate thereof, all Performance Shares awarded hereunder shall immediately be cancelled and forfeited, and the Participant shall have no further rights with respect thereto.

9.NON-COMPETITION AND NON-SOLICITATION.

a.The Participant shall not, directly or indirectly, engage in any Competitive Activity during the period of his or her employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant’s employment with the Company or its Affiliates for any reason. For purposes hereof, “Competitive Activity” shall mean the Participant’s (i) participation as an employee, director, consultant, owner, manager or advisor of, or (ii) otherwise rendering services to, any business enterprise anywhere in the world if such enterprise engages or is planning to engage in competition with any product or service of the Company and specifically including, without limitation, Adient, Aptiv, BorgWarner, Continental, Faurecia, GST AutoLeather Co. Ltd., Magna, Sumitomo, TE Connectivity, Yazaki, and any of their respective subsidiaries or affiliates and successors or assigns of all or a portion of such companies’ businesses that engage in competition with any product or service of the Company. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing five percent (5%) or less of the total voting power and five percent (5%) or less of the total value of such an enterprise. The Participant agrees that the Company is a global business and that it is appropriate for this Section 9(a) to apply to Competitive Activity conducted anywhere in the world.

b.During the period of his or her employment with the Company or its Affiliates and for a period of two (2) years following the termination of the Participant’s employment with the Company or its Affiliates for any reason, the Participant shall not, directly or indirectly, either on his or her own account or with or for anyone else, solicit or attempt to solicit for any business endeavor or hire, attempt to hire or participate in any manner in the hiring or attempted hiring of any employee of or individual serving as an independent contractor to the Company or its Affiliates, who is, or during the six (6) month period preceding the date of any such solicitation or hiring was, engaged in connection with the business of the Company or an Affiliate thereof, or otherwise divert or attempt to divert from the Company or its Affiliates any business whatsoever or interfere with any business relationship between the Company or an Affiliate thereof and any other person. The prohibitions of this subsection (b) shall include responding to contact initiated by the employee of or individual serving as an independent contractor to the Company or its Affiliates.

c.During the period of his or her employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant’s employment with the Company or its Affiliates for any reason, the Participant shall not contact any then-current customer of the Company or its Affiliates with which the Participant had any contact or association during his or her employment with the Company or its Affiliates or whose identity was learned by the Participant during his or her employment with the Company or its Affiliates, or prospective customer with whom the Company or its Affiliates is negotiating or preparing a proposal for products or services (collectively, “Customers”) for the purposes of: (i) inducing any such Customer to terminate its business relationship with the Company or its Affiliates, (ii) discouraging any such Customer from doing business with the Company or its Affiliates, and (iii) offering products or services that are similar to or competitive with those of the Company or its Affiliates. The Participant also agrees during such period not to accept, with or without solicitation, any business from any Customers involving products or services that are similar to or competitive with those of the Company or its Affiliates. “Contact” with any Customers includes responding to contact initiated by Customers.

d.The Participant acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 9 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages, may seek specific enforcement of such covenants in any court of competent jurisdiction, including, without limitation, by the issuance of an injunction, without the necessity of a bond. The Participant and the Company agree that the provisions of this Section 9 are reasonable. However, should any court or arbitrator determine that any provision of the covenants of this Section 9 are unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this Section 9 should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

e.The Participant agrees that while employed by the Company or its Affiliates and for twenty-four (24) months thereafter, he or she will communicate in writing the contents of the restrictions contained in this Section 9 to any person, firm, association, partnership, corporation or other entity which he or she intends to be employed by, associated with or represent. The Participant also agrees to promptly notify the General Counsel and the Chief Human Resources Officer or other lead human resources executive of the Company if, at any time during the Participant’s employment with the Company or its Affiliates or within twenty-four (24) months following the termination thereof, the Participant accepts a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. The Participant further agrees that he or she will provide the Company with such information as the Company may request about the Participant’s new position to allow the Company to determine whether such position and duties would likely lead to a violation of this Section 9 (except that the Participant need not provide any information that would constitute confidential or trade secret information of the entity which he or she intends to be employed by, associated with or represent).

f.Notwithstanding anything contained herein to the contrary, if the Participant is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate that contains restrictive covenants that conflict with the covenants set forth in this Section 9, such conflicting provisions of this Section 9 shall not apply.

10.COMPANY OPTION TO WAIVE NON-COMPETITION PROVISION.

a.If the Participant's employment with the Company is terminated by the Company for any reason other than Cause or due to death or Disability and as a result of such termination, the Participant is not entitled to the payment of severance benefits pursuant to either (i) a written agreement signed on behalf of the Company or an Affiliate thereof or (ii) applicable local law, then the Company shall provide written notice to the Participant within ten (10) business days of the date of termination as to whether it will waive the restrictions contained in Section 9(a), if applicable. If the Company elects, in its sole discretion, not to waive such restrictions, the Company will pay the Participant severance equal to the product of one month’s base salary at his or her then-current base salary rate, less applicable withholdings, and the number of months that the Company wishes the restrictions in Section 9(a) to apply following the date of termination, not to exceed twelve (12) months, provided that the Participant executes and delivers the Release (and any revocation period expires) to the Company no later than forty-five (45) calendar days after the Participant’s termination of employment (the “Severance”), and provided further that the Company will notify the Participant within ten (10) business days of the date of termination as to the number of months post-termination during which such provision will apply. The Severance will be paid in accordance with the Company’s customary local payroll practices, in equal installments (with respect to employees located outside of the United States, to the extent administratively practicable in the jurisdiction in which the Participant works) beginning on the first payroll payment date following the forty-fifth (45th) calendar day after the termination of employment, regardless of when the Release is returned to the Company, and ending on the payroll payment date that is nearest to the date as of which the restrictions in Section 9(a) no longer apply.

b.Notwithstanding anything herein, or in any other Award Agreement to which the Participant is subject, to the contrary, to the extent that (i) the Company elects to pay the Severance described in Section 10(a) in lieu of waiving the provisions of Section 9(a) hereof, if applicable, and (ii) the Participant is subject to more than one Award Agreement that provides for the possibility of severance benefits upon a termination of the Participant’s employment in exchange for post-employment compliance with a restrictive covenant provision, then the payment by the Company of severance benefits under the Award Agreement with severance benefits most favorable to the Participant shall be deemed to satisfy the Company’s obligation to pay severance in exchange for post-employment compliance with a restrictive covenant under such provisions in all such Award Agreements, and the Participant will not be entitled to receive any additional severance.

11.ASSIGNMENT AND TRANSFERS. The rights and interests of the Participant under this Award may not be assigned, encumbered or transferred except, in the event of the death of the Participant, by will or the laws of descent and distribution. The Company may assign any of its rights and interests hereunder.

12.WITHHOLDING TAX. The Company and any Affiliate shall have the right to retain any amounts that are distributable to the Participant hereunder to the extent necessary to satisfy any required withholding taxes, whether federal, state or local, triggered by the payment of any amounts under this Award.

13.NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

14.PLAN AND TERMS NOT A CONTRACT OF EMPLOYMENT. Neither the Plan nor these Terms is or are a contract of employment, and no terms of employment of the Participant shall be affected in any way by the Plan, these Terms or related instruments except as specifically provided therein. Neither the establishment of the Plan nor these Terms shall be construed as conferring any legal rights upon the Participant for a continuation of employment, nor shall it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

15.NOTICE. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Participant, to the last known address of the Participant in the Company's records.

16.GOVERNING LAW. These Terms shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

17.Incentive Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in these Terms to the contrary, the Award is subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

18.PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of these Terms conflict with the terms of the Plan document, the Plan document shall control.

19.ACCEPTANCE OF TERMS. The Company’s issuance to the Participant of the Performance Shares hereunder is conditioned upon the Participant’s timely electronic acceptance of the terms and conditions set forth in these Terms, in no event later than sixty (60) days following the Grant Date (the “Acceptance Deadline”). Failure to accept these Terms by the Acceptance Deadline will result in cancellation of the Performance Shares, and the Participant shall have no rights to the Performance Shares if he or she does not accept these Terms by the Acceptance Deadline.

EXHIBIT A
Peer Group